Exhibit 10.13

COMPENSATION OF OUTSIDE DIRECTORS

2014 Compensation Arrangements

Cash Retainer. Each of our outside Directors was paid a $50,000 cash retainer, payable quarterly in advance, and also received the following additional compensation, as applicable:

Equity Compensation - Restricted Stock Units. On the date of our 2014 Annual Meeting of Shareholders, each of our outside Directors received an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $100,000. The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

Standing Committee Membership

•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee:

•	attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•	attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.

Polar Board Compensation

Effective May 2014, additional compensation for the Chairman of Polar Air Cargo Worldwide, Inc. (“Polar”) ceased. Eugene I. Davis, our former Chairman who retired as a Director of the Company at the time of our 2014 Annual Meeting of Shareholders, previously served as Chairman of Polar. For so serving, Mr. Davis had received an annual cash retainer of $50,000 and meeting fees in respect of meetings of the Polar Board of Directors, consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Except for Mr. Davis, no other person was compensated by the Company for serving as a Director of Polar.

Medical, Dental and Vision Care Insurance

Optional medical, dental and vision care coverage is made available to our nonemployee Directors and their eligible dependents on terms at a premium cost similar to that charged to Company employees.

Nonemployee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a non-employee Director opting not to stand for re-election to the Board.

Board Compensation Arrangements for 2015 and Beyond

For 2015 and beyond, the Compensation Committee approved a change in the method of compensating Board members to consist of a cash and equity retainer, eliminating meeting fees for a base level of meetings and also eliminating standing non-chair committee retainers. These changes were made by the Committee to better align Board pay with current market practices and to provide a compensation structure that is more simple, transparent and easy for shareholders to understand.

Cash Retainer. Each of our outside Directors will now receive a $95,000 cash retainer, payable quarterly in advance.

Equity Compensation - Restricted Stock Units. On the date of our annual meeting of shareholders, each of our Directors (other than Mr. Flynn) will receive an annual grant of restricted stock units having a value of $110,000 on terms substantially similar to those described above.

Standing Committee Membership

•	Non-Chair Committee retainers have been eliminated.

Chairman Position

•	The Chairman of the Board will now receive $150,000 annually; and

•	The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee will now receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

•	Regular meeting fees have been eliminated. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year meeting fees will be paid at the rate of $1,500 per meeting.

Medical, Dental and Vision Care Insurance

Optional medical, dental and vision care coverage will continue to be made available to our nonemployee Directors and their eligible dependents on terms substantially similar to those described above.

Polar Board Compensation

Additional compensation for outside Directors serving on the Polar Board have been eliminated.